Exhibit 99.1

American States Water Company Announces
First Quarter 2022 Results
San Dimas, California, May 2, 2022…. American States Water Company (NYSE:AWR) today reported basic and fully diluted earnings per share of $0.38 for the quarter ended March 31, 2022, as compared to basic and fully diluted earnings per share of $0.52 for the quarter ended March 31, 2021. Due to the delay in receiving a final decision from the California Public Utilities Commission ("CPUC") on the pending water general rate case at AWR’s regulated water utility segment, Golden State Water Company ("GSWC"), to set new rates beginning in 2022, water revenues billed and recorded for the first quarter of 2022 were based on 2021 adopted rates, pending a final decision. When approved, the new rates will be retroactive to January 1, 2022 and cumulative adjustments will be recorded in the quarter the new rates are approved by the CPUC. Had new rates been approved and implemented on January 1, 2022 consistent with the settlement agreement discussed immediately below, GSWC would have recorded additional revenues of approximately $6.3 million, or $0.12 per share, and additional water supply costs of approximately $1.6 million, or $0.03 per share, for the first quarter of 2022. Including the additional revenues and water supply costs, consolidated adjusted diluted earnings for the first quarter March 31, 2022 were $0.47 per share.
In November 2021, GSWC and the Public Advocates Office at the CPUC ("Public Advocates") filed with the CPUC a joint motion to adopt a settlement agreement between GSWC and Public Advocates on the general rate case application that will set new rates for the years 2022 through 2024. The settlement agreement, if approved, resolves all issues related to the 2022 annual revenue requirement and results in an increase in the 2022 adopted revenues of approximately $30.3 million as compared to the 2021 adopted revenues, and an increase in the 2022 adopted supply costs of $9.7 million as compared to the 2021 adopted supply costs.
First Quarter 2022 Results
The table below sets forth a comparison of the first quarter 2022 diluted earnings per share contribution by business segment with the same period in 2021.

	Diluted Earnings per Share
	Three Months Ended
	3/31/2022	3/31/2021	CHANGE
Water	$0.23	$0.33	$(0.10)
Electric	0.07	0.07	—
Contracted services	0.08	0.12	(0.04)
Consolidated fully diluted earnings per share, as reported	$0.38	$0.52	$(0.14)
Water Segment:
For the three months ended March 31, 2022, diluted earnings from the water utility segment were $0.23 per share, as compared to $0.33 per share for the same period in 2021, a decrease of $0.10 per share. As previously discussed, water revenues billed and recorded for the first quarter of 2022 were based on 2021 adopted rates, pending a final decision by the CPUC in the pending general rate case application. Had the settlement agreement between GSWC and Public Advocates been approved and implemented on January 1, 2022, GSWC would have recorded additional revenues of approximately $6.3 million, or $0.12 per share, and additional water supply costs of approximately $1.6 million, or $0.03 per share, for the first quarter of 2022. In addition, for the three months ended March 31, 2022, GSWC recorded a reduction to revenues of $1.4 million, or $0.03 per share, to reflect revenues subject to refund from the estimated impact of a lower cost of debt of 5.1% included in GSWC's pending cost of capital proceeding, as compared to a 6.6% cost of debt in 2021 rates currently billed to water customers. A final decision on the cost of capital application, once issued by the CPUC, is expected to have an effective date retroactive to January 1, 2022.

Furthermore, included in the results for the first quarter of 2022 were losses of $1.7 million, or approximately $0.03 per share, on investments held to fund one of the Company's retirement plans, as compared to gains of $628,000, or approximately $0.01 per share, for the same period in 2021, largely due to volatility in the financial markets. Excluding the gains and losses on investments from both periods, adjusted diluted earnings at the water segment for the first quarter of 2022 were $0.26 per share, as compared to adjusted earnings of $0.32 per share for the first quarter of 2021, an adjusted decrease of $0.06 per share due to the following items:
•A decrease in water operating revenues of $1.1 million largely as a result of the lower cost of debt included in the pending May 2021 cost of capital application as previously discussed. Furthermore, water revenues billed and recorded for the first quarter of 2022 were based on 2021 adopted rates, pending a final decision by the CPUC on the general rate case application.
•An increase in water supply costs of $462,000, which consist of purchased water, purchased power for pumping, groundwater production assessments and changes in the water supply cost balancing accounts. Adopted supply costs for the first quarter of 2022 were based on 2021 authorized amounts, pending a final decision by the CPUC in the water general rate case application. Actual water supply costs are tracked and passed through to customers on a dollar-for-dollar basis by way of the CPUC-approved water supply cost balancing accounts. The increase in water supply costs results in a corresponding increase in water operating revenues and has no net impact on the water segment’s profitability.
•An overall increase in operating expenses of $1.8 million (excluding supply costs and fluctuations in pension costs that due to a CPUC-authorized pension balancing account have no impact to earnings), which negatively impacted earnings and was mainly due to increases in water treatment costs, conservation spending, insurance, depreciation and maintenance expenses.
•A decrease in interest expense (net of interest income) of $566,000 resulting from lower overall borrowing rates due to the early redemption of GSWC’s 9.56% private placement notes in the amount of $28 million in May 2021, partially offset by an overall increase in total borrowing levels to support, among other things, GSWC’s capital expenditures program.
•An increase in the effective income tax rate, which negatively impacted net earnings at the water segment. The increase resulted primarily from changes in certain flow-through taxes and permanent items. As a regulated utility, GSWC treats certain temporary differences as flow-through in computing its income tax expense consistent with the income tax method used in its CPUC-jurisdiction ratemaking. Changes in the magnitude of flow-through items either increase or decrease tax expense, thereby affecting diluted earnings per share.
Electric Segment:
Diluted earnings from the electric utility segment were $0.07 per share for the three months ended March 31, 2022 and 2021. An increase in electric operating revenues was offset by higher operating expenses.
Contracted Services Segment:
Diluted earnings from the contracted services segment decreased $0.04 per share for the first quarter of 2022 as compared to the same period in 2021, largely due to a decrease in construction activity primarily due to timing differences, partially offset by an increase in management fees, as well as lower overall operating expenses. The contracted services segment is expected to contribute $0.45 to $0.49 per share for the full 2022 year.
Liquidity
On April 22, 2022, AWR’s credit facility was amended to increase the borrowing capacity from $200 million to $280 million through the expiration of the credit facility in May 2023. This overall increase in total borrowing capacity will support, among other things, the capital expenditures program at GSWC. The amendment also changed the benchmark interest rate from the London Interbank Offered Rate ("LIBOR") to the Secured Overnight Financing Rate ("SOFR").
Dividends
On April 28, 2022, AWR's Board of Directors approved a second quarter dividend of $0.365 per share on AWR's Common Shares. Dividends on the Common Shares will be paid on June 1, 2022 to shareholders of record at the close of business on May 16, 2022. AWR has paid common dividends every year since 1931, and has increased the dividends received by shareholders each calendar year for 67 consecutive years, which places it in an exclusive group of companies on the New York Stock Exchange that have achieved that result. AWR's current policy is to achieve a compound annual growth rate in the dividend of more than 7% over the long-term.
Non-GAAP Financial Measures
This press release includes a discussion on AWR’s operations in terms of diluted earnings per share by business segment, which is each business segment’s earnings divided by the company’s weighted average number of diluted common shares. This measure is derived from consolidated financial information but is not presented in our financial statements that are prepared in accordance with Generally Accepted Accounting Principles (GAAP) in the United States. This item constitutes a "non-GAAP financial measure" under Securities and Exchange Commission rules, which supplements our GAAP disclosures but should not be considered as an alternative to the GAAP measure. Furthermore, the non-GAAP financial measure may not be comparable to similarly titled non-GAAP financial measures of other registrants. The company uses earnings per share by business segment as an important measure in evaluating its operating results and believes this measure is a useful internal benchmark in evaluating the performance of its operating segments. The company reviews this measurement regularly and compares it to historical periods and to the operating budget. The company has provided the computations and reconciliations of diluted earnings per share from the measure of operating income by business segment to AWR’s consolidated fully diluted earnings per share in this press release.
Forward-Looking Statements
Certain matters discussed in this press release with regard to the company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the company’s most recent Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.
Conference Call
Robert Sprowls, president and chief executive officer, and Eva Tang, senior vice president and chief financial officer, will host a conference call to discuss these results at 2:00 p.m. Eastern Time (11:00 a.m. Pacific Time) on Tuesday, May 3. There will be a question and answer session as part of the call. Interested parties can listen to the live conference call and view accompanying slides on the internet at www.aswater.com. The call will be archived on the website and available for replay beginning May 3, 2022 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) through May 10, 2022.
About American States Water Company
American States Water Company is the parent of Golden State Water Company, Bear Valley Electric Service, Inc. and American States Utility Services, Inc., serving over one million people in nine states. Through its water utility subsidiary, Golden State Water Company, the company provides water service to approximately 262,900 customer connections located within more than 80 communities in Northern, Coastal and Southern California. Through its electric utility subsidiary, Bear Valley Electric Service, Inc., the company distributes electricity to approximately 24,700 customer connections in the City of Big Bear Lake and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the company provides operations, maintenance and construction management services for water distribution, wastewater collection, and treatment facilities located on 11 military bases throughout the country under 50-year privatization contracts with the U.S. government.

CONTACT:    Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
Telephone: (909) 394-3600, ext. 707

American States Water Company
Consolidated

	Comparative Condensed Balance Sheets (Unaudited)
(in thousands)	March 31, 2022	December 31, 2021
Assets
Net Property, Plant and Equipment	$1,649,859	$1,626,004
Goodwill	1,116	1,116
Other Property and Investments	39,018	40,806
Current Assets	130,856	138,052
Other Assets	93,083	95,005
Total Assets	$1,913,932	$1,900,983
Capitalization and Liabilities
Capitalization	$1,099,575	$1,098,123
Current Liabilities	160,154	155,574
Other Credits	654,203	647,286
Total Capitalization and Liabilities	$1,913,932	$1,900,983

	Condensed Statements of Income
	Three months ended March 31,
(in thousands, except per share amounts)	2022	2021
	(Unaudited)
Operating Revenues
Water	$73,906	$75,029
Electric	11,892	11,539
Contracted services	22,772	30,492
Total operating revenues	108,570	117,060

Operating Expenses
Water purchased	17,848	15,239
Power purchased for pumping	2,374	2,145
Groundwater production assessment	4,211	4,440
Power purchased for resale	5,166	3,198
Supply cost balancing accounts	(6,343)	(2,427)
Other operation	8,667	8,217
Administrative and general	22,972	22,053
Depreciation and amortization	10,114	9,560
Maintenance	3,140	2,662
Property and other taxes	5,853	5,940
ASUS construction	10,203	15,704
Total operating expenses	84,205	86,731

Operating income	24,365	30,329

Other Income and Expenses
Interest expense	(5,606)	(6,258)
Interest income	283	455
Other, net	(419)	656
Total other income and expenses, net	(5,742)	(5,147)

Income Before Income Tax Expense	18,623	25,182
Income tax expense	4,461	5,914
Net Income	$14,162	$19,268

Weighted average shares outstanding	36,944	36,898
Basic earnings per Common Share	$0.38	$0.52

Weighted average diluted shares	37,019	36,993
Fully diluted earnings per Common Share	$0.38	$0.52

Dividends paid per Common Share	$0.365	$0.335

Computation and Reconciliation of Non-GAAP Financial Measure (Unaudited)
Below is the computation and reconciliation of diluted earnings per share from the measure of operating income by business segment to AWR’s consolidated fully diluted earnings per share for the three months ended March 31, 2022 and 2021.

	Water		Electric		Contracted Services		AWR (Parent)		Consolidated (GAAP)
In 000's except per share amounts	Q1 2022	Q1 2021	Q1 2022	Q1 2021	Q1 2022	Q1 2021	Q1 2022	Q1 2021	Q1 2022	Q1 2021
Operating income	$16,999	$21,059	$3,598	$3,448	$3,770	$5,824	$(2)	$(2)	$24,365	$30,329
Other income and expense	5,743	5,060	(30)	40	(171)	(188)	200	235	5,742	5,147
Income tax expense (benefit)	2,689	3,768	952	884	944	1,391	(124)	(129)	4,461	5,914
Net income	$8,567	$12,231	$2,676	$2,524	$2,997	$4,621	$(78)	$(108)	$14,162	$19,268
Weighted Average Number of Diluted Shares	37,019	36,993	37,019	36,993	37,019	36,993	37,019	36,993	37,019	36,993
Diluted earnings per share	$0.23	$0.33	$0.07	$0.07	$0.08	$0.12	$—	$—	$0.38	$0.52